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                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                              IAT MULTIMEDIA, INC.

                       (Under Sections 242 and 245 of the
               General Corporation Law of the State of Delaware)
                                ---------------

         IAT Multimedia, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

         1. The name of the Corporation is IAT Multimedia, Inc. The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 27, 1996 under the name IAT Holdings, Inc.

         2. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 and 245 of the General Corporation Law of the State of Delaware.

         3. The Certificate of Incorporation, as amended and restated, is hereby amended and restated, to read in its entirety as follows:

                                  ARTICLE ONE

    The name of the Corporation is IAT Multimedia, Inc. (the "Corporation").

                                  ARTICLE TWO

         The registered office of the Corporation is to be located at 1013 Centre Road, City of Wilmington, County of New Castle, State of Delaware. The name of its registered agent at that address is Corporation Service Company.

                                 ARTICLE THREE

         The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

                                  ARTICLE FOUR

         A. Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is 60,000,000; 50,000,000 shall be Common Stock, par value $.01 per share, and 10,000,000 shall be Preferred Stock, par value $.01 per share.

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         B. Common Stock.

            1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, and the rights of series of Preferred Stock which may from time to time come into existence, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

            2. Voting Rights. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders' meeting in accordance with the by-laws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

         C. Preferred Stock.

            1. Rights, Preferences and Restrictions of Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is hereby expressly authorized to provide, by resolution or resolutions duly adopted by it prior to issuance, for the creation of each such series and to fix the designation and the powers, preferences, rights, qualifications, limitations and restrictions relating to the shares of each such series. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determine the following:

            (a) the designation of such series, the number of shares to constitute such series and the stated value if different from the par value thereof;

            (b) whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

            (c) the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of Preferred Stock;

            (d) whether the shares of such series shall be subject to redemption by the Corporation, and, if so, the times, prices and other conditions of such redemption;

            (e) the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

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            (f) whether the shares of such series shall be subject to the operation of a retirement or sinking fund, and, if so, the extent to and the manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relating to the operation thereof;

            (g) whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of Preferred Stock or any other securities, and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, or adjusting the same, and any other terms and conditions of conversion or exchange;

            (h) the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or shares of stock of any other class or any other series of Preferred Stock;

            (i) the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of Preferred Stock or of any other class;

            (j) any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions, thereof.

            The powers, preferences and relative, participating, optional and other special rights of each such series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series any time outstanding. All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereof shall be cumulative.

            2. Series B Convertible Preferred Stock.

            Section 1. Designation, Amount and Par Value. The series of preferred stock shall be designated as Series B Convertible Preferred Stock and the number of shares so designated shall be 2,000 (which shall not be subject to increase without the consent of the holders of the Series B Convertible Preferred Stock (each, a "Holder" and collectively, the "Holders"). Each share of Series B Convertible Preferred Stock shall have a par value of $.01 and a stated value of $1,000 (the "Stated Value").

            Section 2. Voting Rights. Except as otherwise provided herein and as otherwise required by law, the Series B Convertible Preferred Stock shall have no voting rights. However, so long as any shares of Series B Convertible Preferred Stock are outstanding, the

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Corporation shall not, without the affirmative vote of the Holders of all of the shares of the Series B Convertible Preferred Stock then outstanding, alter or change adversely the powers, preferences or rights given to the Series B Convertible Preferred Stock.

            Section 3. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a "Liquidation"), the Holders shall, before any distribution or payment shall be made to the holders of any Junior Securities, be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus, for each share of Series B Convertible Preferred Stock an amount equal to the sum of (a) $1.00, and (b) the amount which, assuming full conversion of the Series B Convertible Preferred Stock and after taking into account the distribution pursuant to clause (a), would be distributable to the holders of the Common Stock into which such share of Series B Convertible Preferred Stock is then convertible, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be distributed among the Holders ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A sale, conveyance or disposition of all or substantially all of the assets of the Corporation or the effectuation by the Corporation of a transaction or series of related transactions in which more than 33% of the voting power of the Corporation is disposed of, or a consolidation or merger of the Corporation with or into any other corporation or corporations shall not be treated as a Liquidation, but instead shall be subject to the provisions of Section 4. The Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record Holder.

            Section 4. Conversion.

            (a)(i) Conversions at Option of Holder. Each share of Series B Convertible Preferred Stock shall be convertible into shares of Common Stock (subject to the limitations set forth in Section 4(a)(iv) hereof) at the Conversion Ratio (as defined in Section 6) at the option of the Holder, at any time and from time to time, from and after the Original Issue Date. Holders shall effect conversions by surrendering the certificate or certificates representing the shares of Series B Convertible Preferred Stock to be converted to the Corporation, together with the form of conversion notice attached hereto as Exhibit A (a "Holder Conversion Notice"). Each Holder Conversion Notice shall specify the number of shares of Series B Convertible Preferred Stock to be converted and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Holder Conversion Notice by facsimile (the "Holder Conversion Date"). If no Holder Conversion Date is specified in a Holder Conversion Notice, the Holder Conversion Date shall be the date that the Holder Conversion Notice is deemed delivered hereunder. If the Holder is converting less than all shares of Series B Convertible Preferred Stock represented by the certificate or certificates tendered by the Holder with the Holder Conversion Notice, or if a conversion hereunder cannot be effected in full for any reason, the Corporation shall promptly deliver to such Holder (in the manner and within the time set forth in Section 4(b)) a certificate representing the number of shares of Series B Convertible Preferred Stock as have not been converted.

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            (ii) Conversions at the Option of the Corporation. Subject to the
provisions of this paragraph (ii), each share of Series B Convertible Preferred Stock shall be convertible, in whole or in part, into shares of Common Stock at the Conversion Ratio at the option of the Corporation (x) at any time and from time to time on or after December 30, 1999 or (y) prior thereto, at any time that the closing sales price of the Common Stock, as reported on NASDAQ, for any fifteen (15) consecutive Trading Days ending no later than five (5) Trading Days prior to the date of the Corporation Conversion Notice (as defined below) has exceeded the Conversion Price. Notwithstanding the foregoing, the Corporation shall not be permitted to deliver requests for the conversion of shares of Series B Convertible Preferred Stock if there are not sufficient shares of Common Stock authorized and reserved for issuance upon such conversion. The Corporation shall exercise its right to require conversions by delivering to the Holder the form of conversion notice attached hereto as Exhibit B (a "Corporation Conversion Notice"). Each Corporation Conversion Notice shall specify the number of shares of Series B Convertible Preferred Stock to be converted and the date on which such conversion is to be effected, which date may not be prior to the date such Corporation Conversion Notice is deemed to have been delivered hereunder (a "Corporation Conversion Date"). If no Corporation Conversion Date is specified in a Corporation Conversion Notice, the Corporation Conversion Date shall be the date that such Corporation Conversion Notice is deemed delivered hereunder. Subject to Section 4(b) hereof, each Corporation Conversion Notice, once given, shall be irrevocable. A Holder Conversion Date, a Corporation Conversion Date and the date that a conversion under Section 4(a)(iii) is required are each sometimes referred to herein as the "Conversion Date" and a Holder Conversion Notice and a Corporation Conversion Notice are sometimes referred to as a "Conversion Notice." Notwithstanding anything to the contrary contained herein, a conversion pursuant to this paragraph (ii) shall not be subject to the provisions of Section 4(a)(iv)(A).

            (iii) Automatic Conversion. Subject to the provisions in this paragraph (iii), all outstanding shares of Series B Convertible Preferred Stock for which conversion notices have not previously been received or for which redemption has not been made or required hereunder shall be automatically converted on the third anniversary of the Original Issue Date at the Conversion Price on such date. The conversion contemplated by this paragraph shall not occur if (a) neither (1) an Underlying Securities Registration Statement is then effective nor (2) the Holder is permitted to resell Underlying Shares pursuant to Rule 144(k) promulgated under the Securities Act, without volume restrictions, as evidenced by an opinion letter of counsel acceptable to the Holder and the transfer agent for the Common Stock; (b) there are not sufficient shares of Common Stock authorized and reserved for issuance upon such conversion; or (c) the Corporation shall have defaulted on its covenants and obligations hereunder or under the Exchange Agreement, the Purchase Agreement or Registration Rights Agreement. Any days after the date that the Underlying Securities Registration Statement is declared effective by the Commission for which the Holder is not permitted to resell Underlying Shares thereunder shall be added to the days before which the conversion under this paragraph shall be triggered. Notwithstanding anything to the contrary contained herein, a conversion pursuant to this paragraph (iii) shall not be subject to the provisions of Section 4(a)(iv)(A).

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            (iv) Certain Conversion Restrictions.

            (A) The Holder agrees not to convert shares of Series B Convertible Preferred Stock to the extent such conversion would result in the Holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) in excess of 4.999% of the then issued and outstanding shares of Common Stock, including shares issuable upon conversion of the shares of Series B Convertible Preferred Stock held by such Holder after application of this Section. The Holder shall have the sole authority and obligation to determine whether the restriction contained in this Section applies and, to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which shares of Series B Convertible Preferred Stock are convertible shall be in the sole discretion of the Holder. The provisions of this Section may be waived by a Holder (but only as to itself and not to any other Holder) upon not less than 75 days prior notice to the Corporation. Other Holders shall be unaffected by any such waiver.

            (B) The Holder agrees not to convert shares of Series B Convertible Preferred Stock to the extent such conversion would result in the Holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) in excess of 9.999% of the then issued and outstanding shares of Common Stock, including shares issuable upon conversion of the shares of Series B Convertible Preferred Stock held by such Holder after application of this Section. The Holder shall have the sole authority and obligation to determine whether the restriction contained in this Section applies and, to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which shares of Series B Convertible Preferred Stock are convertible shall be in the sole discretion of the Holder. The provisions of this Section may be waived by a Holder (but only as to itself and not to any other Holder) upon not less than 75 days prior notice to the Corporation. Other Holders shall be unaffected by any such waiver.

            (b) Not later than three (3) Trading Days after a Conversion Date, the Corporation will deliver or cause to be delivered to the Holder (i) a certificate or certificates which shall be free of restrictive legends and trading restrictions (other than those required by Section 3.1(b) of the Purchase Agreement) representing the number of shares of the Common Stock being acquired upon the conversion of shares of Series B Convertible Preferred Stock, and (ii) one or more certificates representing the number of shares of Series B Convertible Preferred Stock not converted, provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of the Common Stock issuable upon conversion of the shares of Series B Convertible Preferred Stock until certificates evidencing the shares of Series B Convertible Preferred Stock are delivered for conversion to the Corporation or the Holder notifies the Corporation that such certificates have been mutilated, lost, stolen or destroyed and provides a bond (or other adequate security) reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith. If such certificate or certificates are not delivered to or as directed by the Holder by the third (3rd) Trading Day after the later of a Conversion Date or the date of compliance with the delivery

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requirements contained in the proviso of the preceding sentence, the Holder shall be entitled by written notice to the Corporation at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion (whether subject to a Conversion Notice or a conversion pursuant to Section 4(a)(iii)), in which event the Corporation shall immediately return the certificates evidencing the shares of Series B Convertible Preferred Stock tendered for conversion.

            (c)(i) The conversion price for each share of Series B Convertible Preferred Stock in effect on any Conversion Date shall be $10.088 (the "Conversion Price").

            (ii) If the Corporation, at any time while any shares of Series B Convertible Preferred Stock are outstanding, shall (a) pay a stock dividend or otherwise make a distribution or distributions on shares of its Junior Securities or pari passu securities payable in shares of Common Stock, (b) subdivide outstanding shares of Common Stock into a larger number of shares,
(c) combine outstanding shares of Common Stock into a smaller number of shares, or (d) issue by reclassification and exchange of the Common Stock any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section 4(c)(ii) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

            (iii) If the Corporation, at any time while any shares of Series B Convertible Preferred Stock are outstanding, shall issue rights, warrants or options to all holders of Common Stock (and not to Holders) entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Per Share Market Value at the record date mentioned below, then the Conversion Price shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such rights, warrants or options, plus the number of shares of Common Stock which the aggregate offering price of the total number of shares so offered would purchase at such Per Share Market Value, and the denominator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock offered for subscription or purchase. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants. However, upon the expiration of any right, warrant or option to purchase shares of Common Stock the issuance of which resulted in an adjustment in the Conversion Price pursuant to this Section 4(c)(iii), if any such right, warrant or option shall expire and shall not have been exercised, the Conversion Price shall immediately upon such expiration shall be recomputed and effective immediately upon such expiration shall be increased to the price which it would have been (but reflecting any other adjustments in the Conversion Price made pursuant to the provisions of this Section 4 upon the

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issuance of other rights or warrants) had the adjustment of the Conversion
Price made upon the issuance of such rights, warrants, or options been made on the basis of offering for subscription or purchase only that number of shares of Common Stock actually purchased upon the exercise of such rights, warrants or options actually exercised.

            (iv) If the Corporation, at any time while shares of Series B Convertible Preferred Stock are outstanding, shall distribute to all holders of Common Stock (and not to Holders) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in Sections 4(c)(ii)-(iv) above), then in each such case the Conversion Price at which each share of Series B Convertible Preferred Stock shall thereafter be convertible shall be determined by multiplying the Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the Per Share Market Value determined as of the record date mentioned above, and of which the numerator shall be such Per Share Market Value on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of Common Stock as determined by the Board of Directors in good faith; provided, however, that in the event of a distribution exceeding ten percent (10%) of the net assets of the Corporation, if the Holders of a majority in interest of the Series B Convertible Preferred Stock dispute such valuation, such fair market value shall be determined by a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (which may be the firm that regularly examines the financial statements of the Corporation) (an "Appraiser") selected in good faith by the Holders of a majority in interest of the shares of Series B Convertible Preferred Stock then outstanding; and provided, further, that the Corporation, after receipt of the determination by such Appraiser shall have the right to select an additional Appraiser, in good faith, in which case the fair market value shall be equal to the average of the determinations by each such Appraiser. In either case the adjustments shall be described in a statement provided to the Holders of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

            (v) In case of any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, the Holder shall have the right thereafter to convert the then outstanding shares of Series B Convertible Preferred Stock and any other amounts then owing thereunder only into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of the Common Stock following such reclassification or share exchange, and the Holders shall be entitled upon such event to receive such amount of securities, cash or property as the shares of the Common Stock of the Corporation into which the then outstanding shares of Series B Convertible Preferred Stock and any other amounts then owing thereunder could have been converted immediately prior to such reclassification or share exchange would have been entitled.

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            (vi) In case of any merger or consolidation of the Corporation with or into another Person, then a Holder shall have the right thereafter to convert its shares of Series B Convertible Preferred Stock into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such merger or consolidation and such Holder shall be entitled, upon such event or series of related events, to receive such amount of securities, cash and property as the shares of Common Stock into which such shares of Series B Convertible Preferred Stock could have been converted immediately prior to such merger or consolidation would have been entitled. The terms of any such merger or consolidation shall include such terms so as continue to give the Holders of Series B Convertible Preferred
Stock the right to receive the securities, cash and property set forth in this Section upon any conversion following such event. This provision shall similarly apply to successive such events.

            (vii) All calculations under this Section 4 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

            (viii) Whenever the Conversion Price is adjusted pursuant to Sections 4(c)(ii)-(iv) the Corporation shall promptly mail to each Holder, a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

            (ix) If (A) the Corporation shall declare a dividend (or any other distribution) on its Common Stock; (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of its Common Stock; (C) the Corporation shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock of the Corporation, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, of any compulsory share of exchange whereby the Common Stock is converted into other securities, cash or property; (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation; or (F) the Corporation shall make any tender or other offer or exchange pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, stock, cash or property of the Corporation; then, and in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the shares of Series B Convertible Preferred Stock, and shall cause to be mailed to the Holders at their last addresses as they shall appear upon the stock books of the Corporation, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as

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of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or
(y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, however, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. Holders are entitled to convert shares of Series B Convertible Preferred Stock during the 20-day period commencing the date of such notice to the effective date of the event triggering such notice.

            (d) The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of Series B Convertible Preferred Stock, as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders, not less than such number of shares of Common Stock as shall (subject to any additional requirements of the Corporation as to reservation of such shares set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 4(c)) upon the conversion of all outstanding shares of Series B Convertible Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable and freely tradeable, subject to the legend requirements of Section 3.1 (b) of the Purchase Agreement.

            (e) Upon a conversion hereunder the Corporation shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Corporation elects not, or is unable, to make such a cash payment, the Holder of a share of Series B Convertible Preferred Stock shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

            (f) The issuance of certificates for Common Stock on conversion of Series B Convertible Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Series B Convertible Preferred Stock so converted.

            (g) Shares of Series B Convertible Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and may not be reissued.

            (h) Any and all notices or other communications or deliveries to be provided by the Holders, including, without limitation, any Conversion Notice, shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to the Corporation, at 221 East

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61st Street, New York, NY 10021 (facsimile number (212) 754-4044), attention
Jacob Agam, or such other address or facsimile number as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section, with a copy to Bachner, Tally, Polevoy & Misher LLP, 380 Madison Avenue, New York, NY 10017 (facsimile number (212) 682-5729), attention Steven Skolnick. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Corporation, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 8:00 p.m. (New York City time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 8:00 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date, (iii) four days after deposit in the United States mail, (iv) the Business Day following the date of mailing, if send by nationally recognized overnight courier service, or (v) upon actual receipt by the party to whom such notice is required to be given.

            Section 5. Optional Redemption.

            (a) The Corporation shall have the right, exercisable at any time upon 20 Trading Days' notice (an "Optional Redemption Notice") to the Holders of the Series B Convertible Preferred Stock given at any time after the Original Issue Date to redeem all or any portion of the shares of Series B Convertible Preferred Stock which have not previously been converted or redeemed, at a price equal to the Optional Redemption Price (as defined below). The entire Optional Redemption Price shall be paid in cash. Holders may convert (and the Corporation shall honor such conversions in accordance with the terms hereof) any shares of Series B Convertible Preferred Stock, including shares subject to an Optional Redemption Notice, during the period from the date thereof through the 20th Trading Day after the receipt of an Optional Redemption Notice.

            (b) If any portion of the Optional Redemption Price shall not be paid by the Corporation by the 20th Trading Day after the delivery of an Optional Redemption Notice, interest shall accrue thereon at the rate of 15% per annum (to accrue daily) until the Optional Redemption Price plus all such interest is paid in full. In addition, if any portion of the Optional Redemption Price remains unpaid after the date due, the Holder of the Series B Convertible Preferred Stock subject to such redemption may elect, by written notice to the Corporation given at any time thereafter, to either (i) demand conversion of all or any portion of the shares of Series B Convertible Preferred Stock for which such Optional Redemption Price, plus interest thereof, has not been paid in full (the "Unpaid Redemption Shares"), in which event the Per Share Market Value for such shares shall be the lower of the Per Share Market Value calculated on the date the

Optional Redemption Price was originally due and the Per Share Market Value as of the Holder's written demand for conversion, or (ii) invalidate ab initio such redemption, notwithstanding anything herein contained to the contrary. If the Holder elects option (i) above, the Corporation shall within three (3) Trading Days of its receipt of such election deliver to the Holder the shares of Common Stock issuable upon conversion of the Unpaid Redemption Shares subject to such Holder conversion demand and otherwise perform its obligations hereunder with respect thereto; or, if the Holder elects option (ii) above, the Corporation shall promptly, and in any event not later than three (3) Trading Days from receipt of Holder's notice of such election, return to the Holder all of the Unpaid Redemption Shares.

            (c) The "Optional Redemption Price" shall equal the sum of (i) the product of (A) the number of shares of Series B Convertible Preferred Stock to be redeemed and (B) the product of (1) the average Per Share Market Value for the five (5) Trading Days immediately preceding (x) the date of the Optional Redemption Notice or (y) the date of payment in full by the Corporation of the Optional Redemption Price, whichever is greater, and (2) the Conversion Ratio calculated on the date of the Optional Redemption Notice, and (ii) all other amounts, costs, expenses and liquidated damages due in respect of such shares of Series B Convertible Preferred Stock.

            Section 6. Definitions. For the purposes hereof, the following terms shall have the following meanings:

            "Commission" means the Securities and Exchange Commission.

            "Common Stock" means the Corporation's Common Stock, par value $.01 per share, and stock of any other class into which such shares may hereafter have been reclassified or changed.

            "Conversion Ratio" means, at any time, a fraction, the numerator of which is Stated Value (including any accrued but unpaid late fees thereon), and the denominator of which is the Conversion Price at such time.

            "Exchange Act" means the Securities Exchange Act of 1934, as amended.

            "Exchange Agreement" means the Exchange Agreement, dated as of the Original Issue Date, by and among the Corporation, JNC Opportunity Fund Ltd. and the original Holder, as amended, modified or supplemented from time to time in accordance with its terms.

            "Junior Securities" means the Common Stock and all other equity securities of the Corporation which are junior in rights and liquidation preference to the Series B Convertible Preferred Stock.

            "NASDAQ" shall mean the Nasdaq National Market.

            "Original Issue Date" shall mean the date of the first issuance of any shares of the Series B Convertible Preferred Stock regardless of the number of transfers of any particular shares of Series B Convertible Preferred Stock and regardless of the number of certificates which may be issued to evidence such Series B Convertible Preferred Stock.

            "Per Share Market Value" means on any particular date (a) the closing bid price per share of Common Stock on such date on the NASDAQ or on the Subsequent Market on which the Common Stock is then listed or quoted, or if there is no such price on such date, then the closing bid price on the NASDAQ or on such Subsequent Market on the date nearest preceding such date, or (b) if the Common Stock is not then listed or quoted on the NASDAQ or on a Subsequent Market, the closing bid price for a shares of Common Stock in the over-the-counter market, as reported by the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (c) if the Common Stock is not then reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the "Pink Sheet" quotes for the relevant conversion period, as determined in good faith by the Holder, or (d) if the Common Stock are not then publicly traded the fair market value of a Common Share as determined by an Appraiser selected in good faith by the Holders of a majority of the shares of the Series B Convertible Preferred Stock.

            "Person" means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

            "Purchase Agreement" means the Securities Purchase Agreement, dated as of June 19, 1998, among the Corporation, JNC Opportunity Fund Ltd. and the original Holder hereof, as amended by the Exchange Agreement and as may be further amended, modified or supplemented from time to time in accordance with its terms.

            "Registration Rights Agreement" means the Registration Rights Agreement, dated as of June 19, 1998, among the Corporation, JNC Opportunity Fund Ltd. and the original Holder hereof, as amended by the Exchange Agreement and as may be further amended, modified or supplemented from time to time in accordance with its terms.

            "Securities Act" means the Securities Act of 1933, as amended.

            "Subsequent Market" means each of the New York Stock Exchange, American Stock Exchange or the Nasdaq SmallCap Market.

            "Trading Day" means (a) a day on which the Common Stock is traded on the NASDAQ or on the Subsequent Market on which the Common Stock is then listed or quoted, as the case may be, or (b) if the Common Stock s not listed on the NASDAQ or on a Subsequent Market, a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (c) if the Common Stock is not quoted on the OTC Bulletin

Board, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, however, that in the event that the Common Stock is not listed or quoted as set forth in (a), (b) and (c) hereof, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

            "Underlying Securities Registration Statement" means a registration statement that meets the requirements of the Registration Rights Agreement and registers the resale of all Underlying Shares by the recipient thereof, who shall be named as a "selling stockholder" thereunder.

            "Underlying Shares" means, collectively, the shares of Common Stock into which the Shares are convertible and the shares of Common Stock issuable.

                                  ARTICLE FIVE

         The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

            (1) The election of directors need not be by written ballot, unless the by-laws so provide.

            (2) The Board of Directors shall have power without the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the by-laws of the Corporation.

                                  ARTICLE SIX

         The Corporation shall indemnify and advance expenses to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, as amended from time to time, each person who is or was a director or officer of the Corporation and the heirs, executors and administrators of such a person.

                                 ARTICLE SEVEN

         Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware, may, on application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or a class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

                                 ARTICLE EIGHT

         The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

                                  ARTICLE NINE

         No director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

         IN WITNESS WHEREOF, IAT Multimedia, Inc. has caused this Certificate to be signed by its proper officer, this 6th day of January, 1999.

                                       IAT MULTIMEDIA, INC.

                                       By: /s/ Klaus Grisseman
                                          ----------------------------------
                                           Klaus Grisseman
                                           Chief Financial Officer

                                   EXHIBIT A

                            NOTICE OF CONVERSION AT
                           THE ELECTION OF THE HOLDER

(To be Executed by the Registered Holder in order to Convert shares of Series B Convertible Preferred Stock)

The undersigned hereby elects to convert the number of shares of Series B Convertible Series B Convertible Preferred Stock indicated below, into shares of Common Stock, par value $.01 per share (the "Common Stock"), of IAT Multimedia, Inc. (the "Corporation") according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Corporation in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:
                                       ----------------------------------------
                                       Date to Effect Conversion


                                       ----------------------------------------
                                       Number of shares of Series B Convertible
                                       Preferred Stock to be Converted


                                       ----------------------------------------
                                       Number of shares of Common Stock to be
                                       Issued


                                       ----------------------------------------
                                       Applicable Conversion Price


                                       ----------------------------------------
                                       Signature


                                       ----------------------------------------
                                       Name


                                       ----------------------------------------
                                       Address

                                   EXHIBIT B

                            NOTICE OF CONVERSION AT
                        THE ELECTION OF THE CORPORATION


The undersigned in the name and on behalf of IAT Multimedia, Inc. (the "Corporation") hereby notifies the addressee hereof that the Corporation hereby elects to exercise its right to convert [ ] shares of its Series B Convertible Series B Convertible Preferred Stock (the "Series B Convertible Preferred Stock") held by the Holder into shares of Common Stock, $.01 par value (the "Common Stock") of the Corporation according to the terms hereof, as of the date written below. No fee will be charged to the Holder for any conversion hereunder, except for such transfer taxes, if any which may be incurred by the Corporation if shares are to be issued in the name of a person other than the person to whom this notice is addressed.

Conversion calculations:
                                       ----------------------------------------
                                       Date to effect Conversion


                                       ----------------------------------------
                                       Number of shares of Series B Convertible
                                       Preferred Stock to be Converted


                                       ----------------------------------------
                                       Number of shares of Common Stock to be
                                       Issued


                                       ----------------------------------------
                                       Applicable Conversion Price


                                       ----------------------------------------
                                       Name of Holder


                                       ----------------------------------------
                                       Address of Holder